Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13G with respect to the securities beneficially owned by each of them of Orchard Therapeutics plc. This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13G.

Dated: November 12, 2018	TEMASEK HOLDINGS (PRIVATE) LIMITED

	By:	/s/ Andrew Ang Lye Whatt
		Name	:	Andrew Ang Lye Whatt
		Title	:	Authorized Signatory

Dated: November 12, 2018	FULLERTON MANAGEMENT PTE LTD

	By:	/s/ Cheong Kok Tim
		Name	:	Cheong Kok Tim
		Title	:	Director

Dated: November 12, 2018	TEMASEK LIFE SCIENCES PRIVATE LIMITED

	By:	/s/ Lim Siew Lee Sherlyn
		Name	:	Lim Siew Lee Sherlyn
		Title	:	Director